Exhibit 99.(g)(ix)

AMENDMENT AGREEMENT

This Amendment Agreement (the “Amendment”) is entered into as of the sixth (6th) day of January 2023 (the “Amendment Execution Date”). The amended terms described below shall be effective as of January 1, 2023 (the “Renewal Effective Date”), amending (i) the Custodian Agreement dated April 1, 2002, as amended, restated, supplemented and/or modified from time to time, (the “Custodian Agreement”), by and between State Street Bank and Trust Company, a Massachusetts trust company and successor-in-interest to Investors Bank & Trust Company (the “Bank”) and Harris Associates Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Fund”, and collectively with the Bank, the “Parties”, or each a “Party”) and (ii) the Administration Agreement dated April 1, 2002, as amended, restated, supplemented and/or modified from time to time (the “Administration Agreement” and, together with the Custodian Agreement, the “Agreements”) by and between the Bank and the Fund.

W I T N E S S E T H:

WHEREAS, the Parties wish to enter into this Amendment to amend each of the Agreement on the terms provided herein.

NOW, THEREFORE, in further consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Termination of the Custodian Agreement. The first paragraph of Section 16.1 of the Custodian Agreement is hereby amended and restated in its entirety to read as follows:

“16.1 The term of this Agreement shall commence upon the Renewal Effective Date and continue in full force and effect for an initial period of five (5) years through and including December 31, 2027 (the “Initial Term”), subject to the Fund’s option to terminate the Agreement after three (3) years on one hundred eighty (180) days’ prior notice. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

2.	Termination of the Administration Agreement. Section 7(a) of the Administration Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  The term of this Agreement shall commence upon the Renewal Effective Date and continue in full force and effect for an initial period of five (5) years through and including December 31, 2027 (the “Initial Term”), subject to the Fund’s option to terminate the Agreement after three (3) years on one hundred eighty (180) days’ prior notice. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

3.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

4.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreements.

IN WITNESS WHEREOF, this Amendment has been duly executed for and on behalf of the undersigned as of the day and year first written above.

State Street Bank & Trust Company

By:	/s/ Rafael A. Lopez
	Name:	Rafael A. Lopez
	Title:	Senior Vice President

Harris Associates Investment Trust

By:	/s/ Christopher W. Keller
	Name:	Christopher W. Keller
	Title:	President